Exhibit 10.1

MEDTOX SCIENTIFIC, INC. LONG-TERM INCENTIVE PLAN

Effective January 1, 2004 Amended July 27, 2005

MEDTOX SCIENTIFIC, INC.
LONG-TERM INCENTIVE PLAN
PLAN DOCUMENT
(EFFECTIVE AS OF JANUARY 1, 2004; AMENDED JULY 27, 2005)

THIS LONG-TERM INCENTIVE PLAN (“Plan”) is adopted by MEDTOX SCIENTIFIC, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as the “Company”) effective as of January 1, 2004 and amended July 27, 2005:

WITNESSETH:

WHEREAS, the Company wishes to provide compensation and incentives to certain selected executives and directors, including long-term incentive awards; and

WHEREAS, the Company also wishes to permit certain executives to defer the payment of long-term incentive awards to executives and directors;

WHEREAS, the Company also intends to comply with the requirements of Section 409A of the Internal Revenue Code;

NOW, THEREFORE, in consideration of the promises herein contained, it is hereby declared as follows:

ARTICLE I

Definitions

When used herein, the words and phrases defined hereinafter shall have the following meaning unless a different meaning is clearly required by the context.

1.01	"Account" shall mean the Account established pursuant to Section 3.03 of the Plan.

1.02	“Annual Long-Term Incentive Contribution Amount”shall mean the amount determined in accordance with Section 3.02 of the Plan.

1.03

“Beneficiary” shall mean the person or persons last designated by a Participant, by written notice filed with the Committee, to receive a Plan Benefit upon his or her death. In the event a Participant fails to designate a person or persons as provided above or if no Beneficiary so designated survives the Participant, then for all purposes of this Plan, the Beneficiary shall be the person(s) designated as the beneficiaries by the Participant under the MEDTOX 401(k) Plan, or, if none, the Participant’s estate.

1.04

“Benefits” shall mean the value of the Participant’s Account as credited to the investment options selected by the Participant from among the investment options authorized by the Committee from time-to-time under the Plan as reflected in the records of the Participant’s Account as described in Sections 3.03 and 3.04 of the Plan.

1.05	"Board" shall mean the Board of Directors of MEDTOX Scientific, Inc.

1.06	“Cause”shall, solely in the context of the termination by the Company of an executive’s employment for purposes of vesting under Section 3.05, mean termination upon:

(a)

the willful and continued failure by the executive to substantially perform the executive’s duties with the Company (other than any such failure resulting from executive’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the executive by the Board, which demand specifically identifies the manner in which the Company believes that the executive has not substantially performed the executive’s duties; or

(b)	the willful engaging by the executive in conduct, which is demonstrably and materially injurious to the Company, monetarily or otherwise.

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For purposes of this Section, no act, or failure to act, on the executive’s part shall be deemed “willful” unless done, or omitted to be done, by the executive not in good faith and without reasonable belief that the executive’s action or omission was in the best interest of the Company.

1.07	"Change in Control" shall, solely for purposes of vesting under Section 3.05, mean any of the following:

(a)

a change in control of a nature that would be required to be reported in response to Item 6(c) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement; or

(b)

a merger or consolidation to which the Company is a party if, following the effective date of such merger or consolidation, the individuals and entities who were shareholders of the Company prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of less than fifty percent (50%) of the combined voting power of the surviving corporation following the effective date of such merger or consolidation; or

(c)

when, during any period of twenty-four (24) consecutive months, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof, provided, however, that a director who was not a director at the beginning of such twenty-four (24) month period shall be deemed to have satisfied such twenty-four (24) month requirement, and be an Incumbent Director, if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually, because they were directors at the beginning of such twenty-four (24) month period, or by prior operation of this Section.

1.08	"Committee" shall mean the Compensation Committee of the Board.

1.09	“Company”shall mean MEDTOX Scientific, Inc.

1.10	“Effective Date” shall mean January 1, 2004.

1.11

“Grantor Trust”shall mean a grantor trust, of the type commonly referred to as a “rabbi trust”, that is maintained in connection with an unfunded deferred compensation arrangement and is intended to avoid constructive receipt of income and the incurrence of an economic benefit solely on account of the adoption or maintenance of the trust.

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1.12	"MEDTOX 401(k) Plan" shall mean the MEDTOX Laboratories, Inc. 401(k) Plan, or any successor plan (or plans) thereto.

1.13	“Participant” shall mean an eligible officer or director of the Company who satisfies the eligibility requirements of Section 2.01 of the Plan.

1.14	"Plan" shall mean the MEDTOX Scientific, Inc. Long-Term Incentive Plan, as amended from time to time.

1.15	"Plan Year" shall mean the calendar year.

1.16	“Retirement” shall, solely for purposes of vesting under Section 3.05, mean the attainment of age 60 after completing 5 years of service with the Company or its affiliates.

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ARTICLE II

Eligibility

2.01	Eligibility

Participation in the Plan is limited solely to officers and directors of the Company who are designated by the Committee. An officer or director shall become eligible as of the date specified by the Committee.

2.02	Enrollment

An eligible officer or director is automatically enrolled in the Plan. The Committee may, by the date below that an election would be required by a Participant, designate with regard to amounts for any Plan Year the timing of payments of such amounts (in accordance with Section 4.01), and the form of payment of such amounts (in accordance with Section 4.06), and the Committee’s designation shall control. If no such designation is made by the Committee, then, by December 31 prior to each applicable Plan Year, a Participant shall make an election regarding the timing of payments of such amounts (in accordance with Section 4.01), and the form of payment of such amounts (in accordance with Section 4.06). Notwithstanding the preceding sentence, if the Annual Long-Term Incentive Contribution Amounts are considered “performance-based compensation” within the meaning of Section 409A(a)(4)(iii) of the Internal Revenue Code, such election may be made 6 months before the end of the performance period. If a timely election is not made, amounts with regard to a Plan Year shall be paid in the form of a lump sum payment at the Participant’s termination of service (as provided in Section 4.02); provided, however, that an election made with respect to a previous Plan Year shall remain in effect until the Participant modifies or revokes his election. Notwithstanding the foregoing, in the case of a Participant who becomes eligible under Section 2.01 prior to January 1, 2005:

(a)	amounts with regard to the Plan Year ending December 31, 2004, shall be paid in a lump sum on March 31, 2008; and

(b)	amounts with regard to the Plan Year ending December 31, 2005, shall be paid in a lump sum on March 31, 2009.

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ARTICLE III

Benefits

3.01	Benefits

The maximum Benefits under this Plan to which a Participant shall be entitled shall be equal to the sum of:

(a)	the Participant’s Annual Long-Term Incentive Contribution Amount credited pursuant to Section 3.02;

(b)	earnings and losses credited to the Participant’s Account in accordance with Section 3.04.

3.02	Annual Long-Term Incentive Contribution Amount

The Annual Long-Term Incentive Contribution Amount to which an officer shall be entitled for a Plan Year shall be based upon established performance objectives determined by the Committee. The Annual Long-Term Incentive Contribution Amount to which a director shall be entitled for a Plan Year shall be equal to 50% of the annual retainer that such director would otherwise be entitled to for the Plan Year; provided, however, that such Annual Long-Term Incentive Contribution Amount shall be in lieu of (and not in addition to) 50% of such annual retainer.

3.03	Participant’s Account

The Company shall create and maintain adequate records to reflect the interest of each Participant in the Plan. Such records shall be in the form of individual Accounts. When appropriate, a Participant’s Account shall consist of separate calendar class year subaccounts with respect to each Plan Year for which an Annual Long-Term Incentive Contribution Amount is credited under the Plan. Such Accounts shall be kept for recordkeeping purposes only and shall reflect amounts allocated under Section 3.04, distributions under Article IV, and divestments under Section 6.07. Any Accounts maintained in trust by the Company shall not be construed as providing for assets to be held in trust or escrow or any other form of asset segregation for the Participant or Beneficiary to whom benefits are to be paid pursuant to the terms of the Plan.

3.04	Allocation to Participant Account

The Participant’s Annual Long-Term Incentive Contribution Amount with respect to a Plan Year shall be credited to the Participant’s Account as of the date granted by the Committee, but in no event later than April 1 after the close of the Plan Year; provided, however, that Annual Long-Term Incentive Contribution Amounts with respect to the Plan Year ending December 31, 2004, shall be credited on April 1, 2005. A corresponding contribution for amounts credited shall be made to a Grantor Trust under this Plan, as provided below, no later than December 31 after the close of the Plan Year.

(a)	Cash Contribution to Grantor Trust

Except as provided in Section 3.04(b), contributions shall be made in cash to a Grantor Trust. The Committee shall determine the earnings to be credited to a Participant’s Account each Plan Year. Alternatively, if permitted by the Committee, each Participant may advise the Committee, in accordance with procedures established by the Committee, on how he wishes his Account to be allocated among the investment options authorized by the Committee and such Participant’s Account shall be credited with earnings and losses at such time and in such manner as determined in the sole discretion of the Committee and shall reflect the allocation of investments made there under. The Participant may change his investment allocation in accordance with procedures established by the Committee. Notwithstanding the foregoing, the Committee reserves the right to determine the Plan’s investment options and the specific process for making investments without regard to the advice received from Participants.

(b)	Stock Election

A Participant may advise the Committee that he wishes some or all of his Annual Long-Term Incentive Contribution Amount with respect to a Plan Year to be allocated to Company stock. The corresponding cash contribution shall be applied to a purchase by the Company of its stock in the open market or in private transactions, including, but not limited to, purchases by the Company of its stock held by officers or directors of the Company. The acquired stock shall be contributed to a Grantor Trust (hereinafter “Trust B”) separate from the Grantor Trust holding amounts described in Section 3.04(a). An election directing the Company to acquire stock and contribute it to Trust B shall be made pursuant to procedures established by the Committee and shall be irrevocable. The investment of amounts in Trust B shall be limited to Company stock, and distributions therefrom shall be settled by delivery of a fixed number of shares of Company stock.

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3.05	Vesting

The vesting period for each Plan Year’s Annual Long-Term Incentive Contribution Amount shall be determined by the Committee and shall be communicated to the Participant; provided, however, that the vesting period for Annual Long-Term Incentive Contribution Amounts with respect to the Plan Year ending December 31, 2004 shall begin on April 1, 2005 and shall end on March 31, 2008. Absent a vesting period determination by the Committee concurrent with the determination of the contribution amount under Section 3.02, the Annual Long-Term Incentive Contribution Amount with regard to a Plan Year shall vest 36 months after the date granted under Section 3.04. Notwithstanding the foregoing, the Committee, in its sole discretion, may accelerate the vesting of the Annual Long-Term Incentive Contribution Amount with regard to one or more Plan Years. In addition, a Participant shall be 100% vested immediately upon:

(a)	a Change in Control (as defined in Section 1.07); or

(b)	involuntary termination other than for Cause (as defined in Section 1.06);or

(c)	the Participant’s death; or

(d)	the Participant’s becoming disabled (as defined in Section 4.02).

Except as provided above, a Participant who terminates service (other than for Retirement) prior to becoming vested with regard to the Annual Long-Term Incentive Contribution Amount for a Plan Year shall forfeit such Annual Long-Term Incentive Contribution Amount.

ARTICLE IV

Distribution of Benefits

4.01	Benefit Commencement Date

Except as provided in Section 4.04 or Section 4.05, Benefits under the Plan may not be paid prior to the earlier of:

(a)	the Participant’s termination of service (as provided in Section 4.02);

(b)	a date pre-selected by the Committee, or by the Participant (as provided in Section 4.03), in accordance with the election made by the Participant pursuant to Section 2.02; or

(c)	the later of (a) or (b) (as permitted by Section 409A of the Internal Revenue Code).

If an election is made to have Benefits commence on a date pre-selected by the Participant (as provided in Section 4.03), such election subsequently may be modified to defer payment until the Participant’s termination of service (as provided in Section 4.02), provided such election modification is made by the Participant in writing at least 12 months prior to the pre-selected date, and commencement of Benefits is deferred for at least 5 years where required by Section 409A of the Internal Revenue Code.

4.02	Termination of Service

Except as otherwise provided in Section 4.01 and 4.03 of this Article, Benefits shall be distributed upon Participant’s death, becoming disabled (as defined in Section 409A(a)(2)(C) of the Internal Revenue Code), or separating from service, subject to the requirements of Section 409A(a)(2)(A)(i) and (B)(i) (requiring a 6-month delay in payments to certain officers).

4.03	Date Pre-Selected by the Participant

Unless a designation is otherwise made by the Committee pursuant to Section 2.02, a Participant may elect to have payment of a Benefit for a particular Plan Year commence prior to termination of employment, provided that the commencement date is at least two full calendar years after the end of the calendar year to which such Benefits relate.

4.04	Unforeseeable Emergency

Subject to the requirements of Section 409A of the Internal Revenue Code, payment of part or all of the Benefits under this Plan may be made in a lump sum in the case of an unforeseeable emergency (as defined in Section 409A(a)(2)(B)(ii) of the Internal Revenue Code).

4.05	Change in Control

Payment of all the Benefits under this Plan shall be made in a lump sum upon an event described in Section 409A(a)(2)(A)(v) Internal Revenue Code (or applicable guidance from the Internal Revenue Service), but only to the extent permitted thereunder.

4.06	Form of Payment

Benefits under the Grantor Trust described in Section 3.04(a) shall be distributed to a Participant in either a lump sum, or in annual installment payments of at least two (2) years, but not more than ten (10) years, in accordance with the designation of the Committee or the election made by the Participant pursuant to Section 2.02; provided, however, that the Participant’s election under Section 2.02 as to the form of payment of Benefits subsequently may be modified to provide for another permissible form of payment, so long as such election modification is made by the Participant in writing at least 12 months prior to the date the payment of Benefits commences under Section 4.01, and subject to the requirements of Section 409A of the Internal Revenue Code. Benefits under the Grantor Trust described in Section 3.04(b) shall be distributed to a Participant in a lump sum.

If installment payments are designated by the Committee or elected by the Participant, the first installment shall be made as soon as is administratively feasible after the event giving rise to the distribution and all subsequent installments shall be paid at the beginning of each subsequent calendar year as soon as is administratively feasible. Annual installment payments shall be equal to the then remaining Account balance, divided by the number of years remaining in the installment period. To the extent Benefits are not paid in installments, the Account balance will be paid in a lump sum in the month following the event giving rise to the distribution, or as soon as is administratively feasible. Notwithstanding the foregoing, and only to the extent (if any) permitted by Section 409A(a)(3) of the Internal Revenue Code, the Committee, in its sole discretion, may accelerate any payment upon the Participant’s termination of service.

Subject to Section 409A of the Internal Revenue Code, benefits under the Grantor Trust described in Section 3.04(a) may be distributed in cash or in kind.

4.07	Beneficiary Entitlement

In the event a Participant dies before receiving all Benefits under the Plan, the unpaid balance will be paid in a lump sum to such Participant’s Beneficiary as soon as is administratively feasible following the Participant’s death.

ARTICLE V

Administration; Amendments and Termination; Rights Against the Company

5.01	Administration

The Committee shall administer this Plan. With respect to the Plan, the Committee shall have, and shall exercise and perform, all the powers, rights, authorities and duties of the administrator of the MEDTOX 401(k) Plan, as set forth in the MEDTOX 401(k) Plan, with the same effect as if set forth in full herein with respect to this Plan. Except as expressly set forth herein, any determination or decision by the Committee shall be conclusive and binding on all persons who at any time have or claim to have any interest whatsoever under this Plan.

5.02	Amendment and Termination Prior to a Change in Control

The Committee, solely, and without the approval of any Participant or Beneficiary, shall have the right to amend this Plan at any time and from time-to-time. Any such amendment shall become effective upon the date stated therein. Notwithstanding the foregoing, no amendment shall adversely affect the rights of any Participant or Beneficiary who was previously receiving Benefits under this Plan to continue to receive such Benefits or of all other Participants and Beneficiaries to receive the Benefits promised under the Plan immediately prior to the later of the effective date or the date of adoption of the amendment.

The Company has established this Plan with the bona fide intention and expectation that from year-to-year it will deem it advisable to continue it in effect. However, circumstances not now foreseen or circumstances beyond the Company’s control may make it impossible or inadvisable to continue the Plan. Therefore, the Committee, in its sole discretion, reserves the right to terminate the Plan in its entirety at any time; provided, however, that in such event any Participant or Beneficiary who was receiving benefits under this Plan as of the termination date, shall continue to receive such Benefits, and all other Participants and Beneficiaries shall remain entitled to receive the Benefits promised under the Plan immediately prior to the termination of the Plan.

5.03	Rights Against the Company

The establishment of this Plan shall not be construed as giving to any Participant, Beneficiary, Employee, director or any person whomsoever, any legal, equitable or other rights against the Company, or its officers, directors, agents or shareholders, except as specifically provided for herein, or its giving to any Participant any equity or other interest in the assets, business or shares of the Company or giving any Employee, director the right to be retained in the employment of the Company. All terms relating to long-term incentive awards that do not involve the deferral of receipt of such awards shall be governed by the regular policies of the Company relating to such awards, as the case may be. All Employees and Participants shall be subject to discharge to the same extent that they would have been if this Plan had never been adopted. Subject to the rights of the Company to terminate this Plan or any benefit hereunder, the rights of a Participant hereunder shall be solely those of an unsecured creditor of the Company.

ARTICLE VI

General and Miscellaneous

6.01	Spendthrift Clause

No right, title or interest of any kind in the Plan shall be transferable or assignable by any Participant or Beneficiary or any other person or be subject to alienation, anticipation, encumbrance, garnishment, attachment, execution or levy of any kind, whether voluntary or involuntary. Any attempt to alienate, sell, transfer, assign, pledge, garnish, attach or otherwise encumber or dispose of any interest in the Plan shall be void.

6.02	Restrictions on Transfer of Company Stock

Shares of Company stock acquired under this Plan may not be sold or otherwise disposed of except pursuant to an effective registration statement under the Securities Act of 1933, as amended, or in a transaction which, in the opinion of counsel acceptable to the Company, is exempt from registration under said Act. All certificates evidencing shares deliver pursuant to the Plan shall bear an appropriate legend evidencing such transfer restriction.

6.03	Representations

The Committee may require that each Participant receiving shares under the Plan to represent and agree with the Company in writing that such Participant is acquiring the shares for his or her own account for investment purposes only and without a view to the distribution thereof. Delivery of such representations as may be requested by the Committee pursuant to this Section 6.03 shall be a condition precedent to the right of any Participant to receive shares awarded under the Plan.

6.04	Severability

In the event that any provision of this Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable, and this Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

6.05	Construction of Plan

The article and section headings and numbers are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of this Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular.

6.06	Gender

The personal pronoun of the masculine gender shall be understood to apply to women as well as men except where specific reference is made to one or the other.

6.07	Governing Law

THE VALIDITY AND EFFECT OF THIS PLAN AND THE RIGHTS AND OBLIGATIONS OF ALL PERSONS AFFECTED HEREBY SHALL BE CONSTRUED AND DETERMINED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES AND THE LAWS OF THE STATE OF MINNESOTA, WITHOUT REGARD TO ITS OTHERWISE APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

6.08	Unfunded Top Hat Plan

It is the Company’s intention that this Plan be a Top Hat Plan, defined as an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, as provided in Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended from time-to-time. The Company may establish and fund one or more trusts for the purpose of paying some or all of the benefits promised to Participants and Beneficiaries under the Plan; provided, however, that (i) any such trust(s) shall at all times be subject to the claims of the Company’s general creditors in the event of the insolvency or bankruptcy of the Company, and (ii) notwithstanding the creation or funding of any such trust(s), the Company shall remain primarily liable for any obligation hereunder. Notwithstanding the establishment of any such trust(s), the Participants and Beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of any such trust or of the Company.

6.09	Divestment for Cause

Notwithstanding any other provisions of this Plan to the contrary, the right of any Participant, former Participant, or Beneficiary of either, to receive any Benefits, or to have paid to any other person any Benefits, or the right of any such other person to receive any Benefits under this Plan, shall be forfeited, if such Participant’s employment with the Company is terminated because of, or the Participant is discovered to have engaged in, fraud, embezzlement, dishonesty against the Company, obtaining funds or property under false pretenses, assisting a competitor without permission, or interfering with the relationship of the Company or any subsidiary or affiliate thereof with a customer. A Participant’s or Beneficiary’s Benefits shall be forfeited for any of the above reasons regardless of whether such act is discovered prior to or subsequent to the Participant’s termination from the Company or the payment of Benefits under the Plan. If payment has been made, such payment shall be restored to the Company by the Participant or Beneficiary.

As evidence of its adoption of this amended Plan, the Company has caused this amended Plan to be signed this 27th day of July, 2005.

MEDTOX SCIENTIFIC, INC.

By: /s/ Richard J. Braun
Richard J. Braun
President and Chief Executive Officer

By: /s/ Robert A. Rudell
Robert A. Rudell
Chairman, Compensation Committee

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